SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 17, 2002

Most Home Corp.
(Exact name of Registrant as specified in its charter)

Nevada (State of Incorporation)	0-29067 (Commission File No.)	98-0173359 (I.R.S. Employer Identification No.)

Suite 100 - 11491 Kingston Street
Maple Ridge, British Columbia, Canada V2X 0Y6
(604) 460-7634
(Address and telephone number of principal executive offices, including Zip Code)

20145 Stewart Crescent, Suite 101,
Maple Ridge, British Columbia, Canada V2X 0T6
(Former address)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

Sale of Restricted Stock. On September 17, 2002, Most Home Corp. (the "Company") completed the private placement, which commenced on February 28, 2002, of an aggregate of $500,000 for 3,250,000 shares of common stock to two accredited investors at $0.3333 per share for 750,000 shares and $0.10 per share for 2,500,000 shares. As part of the private placement, the Company also issued to the purchasers share purchase warrants to purchase up to an aggregate of 1,625,000 shares of common stock, with 375,000 shares at $0.40 per share (which expires on March 20, 2005) and 1,250,000 shares are $0.15 per share (which expires on September 16, 2005).

The Company plans to use the proceeds of this most recent investment primarily to advance its marketing plans. A portion of the proceeds will also be used to reduce payables.

Registration of Shares of Common Stock for Resale. Subject to certain conditions, the Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement to enable the resale of the 3,250,000 shares of common stock and the common stock issuable upon exercise of the share purchase warrants.

Price of Future Financings. The Company also agrees that for one year from September 15, 2002, not to issue shares or securities convertible into shares of common stock at an issuance price of less than $0.30 per share.

Pro-Rata Rights. If within 24 months from September 15, 2002 the Company issues shares or securities convertible into shares of common stock, other than pursuant to the Company stock option plans, the Company will offer for subscription to the purchasers the same right to acquire additional securities of the Company, proportion to the aggregate number of shares of common stock of the Company previously acquired by the purchasers.

Press Release. On August 29, 2002, the Company issued a press release announcing the Closing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.
Exhibit No.	Description of Exhibit
99	Press Release dated August 29, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21st, 2002

MOST HOME CORP.

By: /s/    Scott Munro
Scott Munro, Principal Financial
and Accounting Officer